EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, $0.0001 par value per share (the “Shares”) of AYRO, Inc., a Delaware corporation, dated as of July 29, 2025, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 29, 2025	Diveroli Investment Group LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Chief Investment Officer

Dated: July 29, 2025	Kingbird Ventures LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Chief Investment Officer